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Exhibit 99.1  Press Release


August 25, 1997      For further information contact:
                     David M. Bradley
                     Chairman, President & Chief Executive Officer
                     North Central Bancshares, Inc.
                     825 Central Avenue
                     Fort Dodge, Iowa 50501
                     515-576-7531



               NORTH CENTRAL BANCSHARES, INC. DECLARES DIVIDEND

David M. Bradley, Chairman, President and Chief Executive Officer of North Central Bancshares, Inc. (the "Company") announced on August 22, 1997 that the Company declared a regular quarterly cash dividend of $.0625 per share on the Company's common stock for the fiscal quarter ended September 30, 1997. The dividend will be payable to all stockholders of record as of September 15, 1997 and will be paid on October 6, 1997.

The Company's common stock trades on the Nasdaq Stock Market under the symbol "FFFD". The Company's wholly owned subsidiary, First Federal Savings Bank of Fort Dodge, is a federally chartered savings bank headquartered in Fort Dodge, Iowa.